Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.

SUPPLEMENT NO. 6, DATED OCTOBER 21, 2014,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 6, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 3, dated July 25, 2014, or Supplement No. 3, Supplement No. 4, dated August 11, 2014, or Supplement No. 4, and Supplement No. 5, dated September 10, 2014, or Supplement No. 5. This Supplement No. 6 supplements, modifies, supersedes and replaces certain information contained in our Prospectus and Supplements No. 3 through 5 and should be read in conjunction with our Prospectus. This Supplement No. 6 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires.

The purpose of this Supplement No. 6 is to, among other things:

•	update the status of our initial public offering, shares currently available for sale, the status of distributions, our Share Repurchase Program, the status of fees paid and deferred, selected financial data and our investment summary;
•	update our investor suitability standards;
•	update disclosure relating to the NAV pricing date and NAV calculation;
•	update our prospectus summary;
•	update the risk factors;
•	update disclosure relating to management;
•	update disclosure relating to the management of our dealer manager;
•	update disclosure relating to management compensation;
•	update disclosure relating to conflicts of interest;
•	update disclosure relating to our market overview and opportunity;
•	update disclosure relating to our investment strategy, objectives and policies;
•	update our description of portfolio investments and our borrowings;
•	update disclosure relating to related party arrangements;
•	update prior performance information;
•	update disclosure relating to our special limited partner;
•	incorporate certain information by reference; and
•	replace Appendix C-1, our Subscription Agreement, and Appendix C-2, our Multi-Offering Subscription Agreement.

	Supplement No. 6 Page No.	Prospectus Page No.
Operating Information
Status of the Offering	S-1	N/A
Shares Currently Available for Sale	S-1	N/A
Status of Distributions	S-1	N/A
Share Repurchase Program	S-2	N/A
Status of Fees Paid and Deferred	S-3	N/A
Selected Financial Data	S-4	N/A
Investment Summary	S-5	N/A
Prospectus Updates
Cover Page	S-6	Cover Page
Investor Suitability Standards	S-6	i, ii, iii
Cautionary Note Regarding Forward-Looking Statements	S-8	v
Prospectus Summary	S-9	1, 3, 6, 8, 11, 15, 20, 26
Risk Factors	S-12	38, 39
Management	S-13	78 – 79, 91 – 94
Management Compensation	S-18	96, 100
Conflicts of Interest	S-18	110, 111, 112, 113, 115, 117, 121, 122
Market Overview and Opportunity	S-22	124, 128 – 129
Investment Strategy, Objectives and Policies	S-24	133
Valuation Guidelines	S-25	138, 140
Description of Portfolio Investments	S-26	142, 145
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-27	154
Related Party Arrangements	S-28	155
Prior Performance Summary	S-28	161 – 171
Summary of Our Operations Partnership Agreement	S-39	223
Plan of Distribution	S-39	228, 231
How to Subscribe	S-40	233
Incorporation of Certain Information By Reference	S-40	236
Subscription Agreements	S-41	C-1, C-2

ii

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of up to 80.0 million shares of our common stock (excluding shares to be issued under our DRIP) on February 12, 2013. On May 14, 2013, we satisfied the general escrow conditions of our public offering of common stock. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of our common stock and broke general escrow. As part of this general escrow break, we issued $1.0 million in shares of our common stock to our sponsor, American Realty Capital VIII, LLC, at $22.50 per share. Additionally, as of September 15, 2014, we received aggregate subscriptions of approximately $257.9 million. Accordingly, we are now accepting subscriptions from residents of all states.

We will offer shares of our common stock until February 12, 2015, unless the offering is extended in accordance with the Prospectus, as supplemented from time to time, provided that the offering will be terminated if all 80.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our DRIP for sale in our primary offering).

As of September 15, 2014, we had acquired 23 loan investments and six commercial mortgage backed securities, or CMBS, investments. As of September 15, 2014, we had real estate mortgage debt investments with a total carrying value of $236.8 million and our CMBS investments had a fair value of $30.6 million. As of June 30, 2014, we had incurred cumulative offering costs of $18.0 million in connection with the issuance and distribution of our shares of common stock in this offering.

Shares Currently Available for Sale

As of September 15, 2014, there were approximately 10.5 million shares of our common stock outstanding, including unvested restricted stock. As of September 15, 2014, there were approximately 69.5 million shares of our common stock available for sale, excluding shares available under our DRIP. As of September 15, 2014, we had received aggregate gross offering proceeds of $257.9 million.

Status of Distributions

The following table compares cumulative distributions paid to cumulative net income (in accordance with GAAP) for the period from November 15, 2012 (date of inception) through June 30, 2014 (in thousands):

For the Period from November 15, 2012 (date of inception) to June 30, 2014
Distributions paid:
Common stockholders in cash	$1,915
Common stockholders pursuant to DRIP/offering proceeds	1,105
Total distributions paid	$3,020
Reconciliation of net income:
Net interest income	$3,607
Acquisition fees	(1,122)
Other operating expenses	(1,587)
Net income (in accordance with GAAP)	$898
Cash flows used in operations	$861
FFO	$898

On May 13, 2013, our board of directors authorized, and we declared, a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day based on a price of $25.00 per share of common stock. The distributions began to accrue on May 30, 2013. The distributions will be payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

The first distribution was paid on June 3, 2013 to stockholders of record at the close of business each day during the period from May 30, 2013 (30 days following our initial loan acquisition) through May 31, 2013. We have continued to pay distributions to our stockholders each month since our initial distribution payment.

The following table shows the sources for the payment of distributions to common stockholders for the periods presented:

	Three Months Ended June 30,				Six Months Ended June 30,				Year Ended December 31,
	2014		2013		2014		2013		2013
Distributions:
Cash distributions paid	$1,108,358		$507		$1,631,193		$507		$428,486
Distributions reinvested	650,840		526		916,361		526		262,801
Total distributions	$1,759,198		$1,033		$2,547,554		$1,033		$691,287
Source of distribution coverage:
Cash flows provided by operations	$1,108,358	63.0%	$—	—%	$1,108,358	43.5%	$—	—%	$428,486	62.0%
Proceeds from issuance of common stock	—	—	507	49.1	522,835	20.5	507	49.1	—	—
Common stock issued under DRIP	650,840	37.0	526	50.9	916,361	36.0	526	50.9	262,801	38.0%
Total sources of distributions	$1,759,198	100.0%	$1,033	100.0%	$2,547,554	100.0%	$1,033	100.0%	$691,287	100.0%
Cash flows provided by (used in) operations (GAAP)	$1,122,869		$(78,436)		$84,919		$(78,436)		$776,235
Net income (GAAP)	$585,037		$(140,132)		$810,823		$(145,151)		$101,666

There can be no assurance that any such distribution will be paid to stockholders. The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time.

As of June 30, 2014, we owned 17 loan investments and three CMBS investments and have limited historical operating cash flows. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source, and we may use sources other than operating cash flows to fund distributions, including proceeds from this offering, which may reduce the amount of capital we ultimately invest in properties or other permitted investments and negatively impact the value of your investment.

For the three months ended June 30, 2014, cash flows provided by operations covered our distributions, calculated in accordance with GAAP. As shown in the table above, we funded distributions with cash flows provided by operations and common stock issued pursuant to our DRIP. To the extent we pay distributions in excess of cash flows provided by operations, your investment may be adversely impacted. Since inception, our cumulative distributions have exceeded our cumulative FFO. See “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of targeted investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return on an investment in our common stock.”

Share Repurchase Program

The Company has a Share Repurchase Program, or SRP, that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company’s capital or operations.

Prior to the time that the Company’s shares are listed on a national securities exchange and until the Company begins to calculate its net asset value, or NAV, the repurchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 and 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 and 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $24.38 and 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 and 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Once the Company begins to calculate its NAV, the price per share that the Company will pay to repurchase shares of the Company’s common stock on any business day will be the Company’s per share NAV for the quarter, calculated after the close of business on the day on which we make our applicable quarterly financial filing, plus applicable selling commissions and dealer manager fees. Subject to limited exceptions, stockholders who redeem their shares of the Company’s common stock within the first four months from the date of purchase will be subject to a short-term trading fee of 2% of the aggregate per share NAV of the shares of common stock received. Because the Company’s per share NAV will be calculated quarterly, the redemption price may fluctuate between the redemption request day and the date on which the Company pays redemption proceeds.

Purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year.

When a stockholder requests redemption and the redemption is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares repurchased under the SRP will have the status of authorized but unissued shares.

As of June 30, 2014, no shares of common stock had been repurchased or requested to be repurchased under the SRP.

Status of Fees Paid and Deferred

The following table reflects the fees and expense reimbursements incurred and unpaid to our dealer manager and advisor as of and for the periods presented (in thousands):

	Incurred Six Months Ended June 30, 2014	Forgiven Six Months Ended June 30, 2014	Unpaid As of June 30, 2014
Offering Stage
Selling commissions and dealer manager fees	$10,827	$—	$119
Offering costs	811	—	1,338
Operational Stage
Acquisition fees and related cost reimbursements	1,692	—	708
Advisory and investment banking fees	271	—	—
Interest on affiliate line of credit(1)	17	—	17
	$13,618	$—	$2,182

	Incurred Year Ended December 31, 2013	Forgiven Year Ended December 31, 2013(1)	Unpaid As of December 31, 2013
Offering Stage
Selling commissions and dealer manager fees	$2,705	$—	$12
Offering costs	1,250	—	1,047
Operational Stage
Acquisition fees and related cost reimbursements	470	—	202
Advisory and investment banking fees	316	—	316
	$4,741	$—	$1,577

(1)	Line of credit with AR Capital, LLC the indirect parent of our advisor.

Selected Financial Data

The following selected financial data is as of June 30, 2014 and December 31, 2013 and for the six months ended June 30, 2014 and 2013:

Balance sheet data	June 30, 2014	December 31, 2013
Total assets	$159,555,890	$36,369,836
Total liabilities	33,180,308	10,351,027
Total equity	126,375,582	26,018,809

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013
Net interest income	$2,863,916	$57,321	$742,743
Expenses:
Board expenses	119,857	81,429	185,501
Insurance expenses	110,000	55,000	165,000
Professional fees	190,844	18,089	71,095
Acquisition fees	1,122,452	—	—
Other expenses	341,540	47,954	219,481
Loan loss provision	127,600	—	—
Total expenses	2,012,293	202,472	641,077
Income (loss) before income taxes	851,623	(145,151)	101,666
Income tax provision	40,800	—	—
Net income (loss)	810,823	(145,151)	101,666
Other data:
Cash flows provided by (used in) operating activities	$84,919	$(78,436)	776,235
Cash flows provided by (used in) investing activities	(120,234,137)	(3,959,914)	(35,755,048)
Cash flows provided by financing activities	120,030,846	4,241,907	35,156,270
Per share data:
Basic and diluted net loss per share	$0.26	(1.42)	0.19
Basic weighted average shares outstanding	3,144,815	101,990	526,084
Diluted weighted average shares outstanding	3,149,657	101,990	530,096

Investment Summary

The Company’s loan receivable portfolio was comprised of the following at June 30, 2014 (in thousands):

Description	Location	Date of Investment	Maturity Date	Coupon	Original Face Amount	Face Amount	Premium (Discount)(1)	Carrying Value
W Hotel	Minneapolis, MN	May 2013	May 2023	Fixed	$6,500	$6,410	$(2,353)	$4,057
Regency Park Apartments	Austin, TX	September 2013	September 2018	Fixed	5,000	5,000	48	5,048
121 West Trade Office	Charlotte, NC	September 2013	September 2016	Floating	9,000	9,000	67	9,067
545 Madison Avenue	New York, NY	December 2013	January 2024	Fixed	5,000	5,000	73	5,073
Hampton Inn LaGuardia	East Elmhurst, NY	December 2013	August 2023	Fixed	4,981	4,951	(1,386)	3,565
Southern US Student Housing	Various	December 2013	January 2024	Fixed	4,000	4,000	58	4,058
Burger King Portfolio	Various	March 2014	March 2024	Fixed	10,000	10,000	(5)	9,995
Four Seasons Las Colinas	Irving, TX	March 2014	March 2016	Floating	11,000	11,000	42	11,042
Element Hotel	Irving, TX	March 2014	August 2018	Fixed	3,000	3,000	22	3,022
Green Hills Corporate Center	Reading, PA	April 2014	May 2019	Fixed	7,000	7,000	34	7,034
Cardinal Portfolio	Various	May 2014	November 2016	Floating	5,410	5,410	26	5,436
4550 Van Nuys Boulevard	Sherman Oaks, CA	May 2014	June 2017	Floating	11,450	11,450	(75)	11,375
Pinnacle at Encino Commons	San Antonio, TX	June 2014	June 2024	Fixed	1,963	1,964	10	1,974
Riverwalk II	Buffalo Grove, IL	June 2014	May 2016	Floating	10,000	10,000	24	10,024
Remington Apartments	Victoria, TX	June 2014	July 2024	Fixed	3,480	3,480	17	3,497
KinderCare Portfolio	Various	June 2014	July 2016	Floating	12,300	12,300	(62)	12,238
Fairmont Hotel	San Francisco, CA	June 2014	June 2016	Floating	35,000	35,000	170	35,170
Total					$145,084	$144,965	$(3,290)	$141,675

(1)	Includes acquisition fees and expenses where applicable.

Additionally, as of June 30, 2014, the Company had three CMBS investments with a fair value of approximately $14.5 million.

PROSPECTUS UPDATES

Cover Page

The sixth sentence of the first paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Beginning with the NAV pricing date (as described below), the per share price for shares in our primary offering and our DRIP will vary quarterly and will be equal to our per share net asset value, or NAV, as determined by our advisor, divided by the number of shares of our common stock outstanding as of the end of the business day immediately preceding the day on which we make our quarterly periodic filing, plus, in the case of our primary offering, applicable commissions and fees. For purposes of this prospectus, the NAV pricing date means the date on which we file our Quarterly Report on Form 10-Q (or our Annual Report on Form 10-K should such filing constitute the applicable quarterly financial filing) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, for the second full fiscal quarter following February 12, 2015, which is two years from the effective date of this offering. If, due to rules that may be adopted by the Financial Industry Regulatory Authority, or FINRA, contractual obligations in the selling agreements between our participating broker dealers and the Dealer Manager, or rules that may be adopted by the SEC or the states, we publish an estimated per share value during this offering, then our board of directors may change the offering price of shares offered in the primary offering as well as the price at which shares are being offered pursuant to our DRIP. We will file a post-effective amendment to this registration statement to reflect any change in the price, after the NAV pricing date, that is more than 20% higher or lower than the $25.00 per share or $23.75 per share price, as applicable, listed in this offering.”

Investor Suitability Standards

The disclosure under the heading “Investor Suitability Standards” on pages i – iii beginning immediately below the bullet point under the subheading “General Standards for all Investors” through and including the bullet point immediately preceding the last three paragraphs on page iii of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs or our Automatic Purchase Plan.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobiles).

Iowa

•	The maximum investment allowable in us and our affiliates is 10% of an Iowa investor’s liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts resident’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Michigan

•	The maximum investment allowable in us for a Michigan investor is 10% of his or her net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

Nebraska

•	In addition to the general suitability requirements described above, investors must have either (a) a minimum net worth of $350,000 or (b) a minimum net worth of $100,000 and an annual income of $70,000. Nebraska investors must also limit their investment in us and our affiliates not to exceed 10% of the investor’s net worth.

New Jersey

•	A New Jersey investor must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, shares of our affiliates and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor’s aggregate investment in us and our affiliates may not exceed ten percent (10%) of his or her net worth.

North Dakota

•	North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in our offering.

Ohio

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor’s aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs or our Automatic Purchase Plan.

Oregon

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Oregon resident’s net worth.

Pennsylvania

•	The maximum investment allowable in us for a Pennsylvania investor is 10% of his or her net worth.

Tennessee

•	A Tennessee resident’s investment must not exceed ten percent (10%) of his or her liquid net worth (exclusive of home, home furnishings and automobiles).”

Cautionary Note Regarding Forward-Looking Statements

The following is added as the second to last paragraph under the section entitled “Cautionary Note Regarding Forward-Looking Statements” on page v of the Prospectus.

“This prospectus contains estimates and other statistical data that we obtained or derived from, or that we estimated in good faith based partly on, industry publications, surveys, forecasts and reports, governmental publications, reports by market research firms or other independent sources. Industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable and the conclusions contained in the publications and reports are reasonable.”

Prospectus Summary

The second paragraph under the question “What is ARC Realty Finance Trust, Inc.?” on page 1 of the Prospectus is hereby replaced with the following disclosure:

“We are one of 14 publicly offered, non-traded REITs sponsored or co-sponsored by the American Realty Capital group of companies, including: Phillips Edison — ARC Shopping Center REIT Inc., a Maryland corporation organized on October 13, 2009, or PE-ARC; American Realty Capital — Retail Centers of America, Inc., a Maryland corporation organized on July 29, 2010, or ARC RCA; American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation organized on September 10, 2010, or ARC DNAV; American Realty Capital Global Trust, Inc., a Maryland corporation organized on July 13, 2011, or ARC Global; American Realty Capital Healthcare Trust II, Inc., a Maryland corporation organized on October 15, 2012, or ARC HT II; American Realty Capital Trust V, Inc., a Maryland corporation organized on January 22, 2013, or ARCT V; Phillips Edison — ARC Grocery Center REIT II, Inc., a Maryland corporation organized on June 5, 2013, or PE-ARC II; American Realty Capital Hospitality Trust, Inc., a Maryland corporation organized on July 25, 2013, or ARC HOST; United Development Funding Income Fund V, a Maryland corporation organized on October 1, 2013, or UDF V; American Realty Capital New York City REIT, Inc., a Maryland corporation organized on December 19, 2013, or ARC NYCR; American Realty Capital Global Trust II, Inc., a Maryland corporation organized on April 23, 2014, or ARC Global II; American Realty Capital — Retail Centers of America II, Inc., a Maryland corporation organized on April 23, 2014, or ARC RCA II; and American Realty Capital Healthcare Trust III, Inc., a Maryland corporation organized on April 24, 2014, or ARC HT III. Additionally, the American Realty Capital group of companies is the current or former sponsor of two NASDAQ-listed REITs, American Realty Capital Properties, Inc., or ARCP, and American Realty Capital Healthcare Trust, Inc., or ARC HT, and one New York Stock Exchange-listed REIT, New York REIT, Inc. (formerly American Realty Capital New York Recovery REIT, Inc.), or NYRT. The American Realty Capital group of companies is also the co-sponsor of two business development companies, Business Development Corporation of America, a Maryland corporation organized on May 5, 2010, or BDCA, and Business Development Corporation of America II, a Maryland corporation organized on April 17, 2014, or BDCA II, and a non-traded oil and gas limited partnership, American Energy Capital Partners, LP, a Delaware limited partnership organized on October 30, 2013, or AEP. For additional information concerning these other American Realty Capital-sponsored programs, please see the section in this prospectus entitled “Conflicts of Interest.””

The following disclosure is hereby added after the first full paragraph under the subheading “What is your investment strategy?” on page 3 of the Prospectus:

“The chart below depicts what we expect will be the composition of our debt investment portfolio as of the completion of this offering. The actual composition of our debt investment portfolio as of the completion of this offering may differ markedly from the chart below depending on conditions in the commercial real estate markets, the macroeconomic environment, competition for the loans we invest in and other factors beyond our control.

Expected Investment Portfolio Composition

”

The following disclosure is hereby added after the second to last sentence of the first full paragraph under the subheading “Who is your sponsor?” on page 6 of the Prospectus:

“Long-standing relationships should continue to help ensure access to potentially attractive investment opportunities through a variety of established origination channels. AR Capital, LLC, the parent of our Sponsor has borrowed approximately $7 billion in real estate debt over the past four years for its platform-based companies from 42 different financial institutions. Our sponsor’s lending partners include banks, investment banks, finance companies and insurance companies.”

The first sentence under the question “How will your advisor calculate per share NAV?” on page 8 of the Prospectus is hereby replaced with the following disclosure:

“Commencing with the initial NAV pricing date and on each pricing date thereafter (unless we list our common stock on a national securities exchange), our advisor will be responsible for calculating our quarterly NAV at the end of each business day on which we make our quarterly financial filing.”

The following disclosure is added as the last bullet under the question “Are there any risks involved in buying our shares?” on page 11 of the Prospectus:

“•	We will use, and we intend to disclose to investors, funds from operations, or FFO, and modified funds from operations, or MFFO, which are non-GAAP financial measures. FFO and MFFO are not equivalent to our net income or loss of cash flow from operations as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.”

The chart under the subheading “What conflicts of interest will your advisor and its affiliates face?” on page 15 of the Prospectus is hereby replaced in its entirety with the following chart:

The disclosure in footnote 4 under the subheading “What conflicts of interest will your advisor and its affiliates face?” on page 15 of the Prospectus is hereby replaced in its entirety with the following disclosure:

“(4) Our dealer manager is owned by an entity that is under common control with the parent of our sponsor.”

The following disclosure is added as the last sentence of the first paragraph under the question “What are the fees and other amounts that you will pay to the advisor, its affiliates, the dealer manager and your directors?” on page 15 of the Prospectus:

“To the extent we enter into a joint venture agreement, our advisor will be compensated on the same basis described below proportionately with our interest in the joint venture.”

The disclosure under the subheading “What are the fees and other amounts that you will pay to the advisor, its affiliates, the dealer manager and your directors?” on page 20 of the Prospectus is hereby replaced with the following disclosure:

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (80,000,000 shares)
“Asset Management Fees	We will pay our advisor or its assignees an annual fee equal to 0.75% of the cost of our assets (cost will include the principal amount funded by us to acquire or originate portfolio investments, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). Commencing on the NAV pricing date, the asset management fee will be based on the lower of 0.75% of the costs of our assets (as calculated above) and 0.75% of the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). This fee will be payable monthly in arrears, based on assets held by us during the measurement period, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds the funds from operations, or FFO, as adjusted, for the same period. For purposes of this determination, FFO, as adjusted, is FFO before deducting (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any.”	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

The second sentence under the heading “How do I subscribe for shares?” on page 26 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

Risk Factors

The following risk factor replaces in its entirety the risk factor “We will compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.” on page 38 of the Prospectus.

“Because other real estate programs sponsored directly or indirectly by the parent of our sponsor and offered through our dealer manager may conduct offerings concurrently with our offering, our sponsor and our dealer manager face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

The parent of our sponsor is the sponsor of several other REITs for which affiliates of our advisor are also advisors that are raising capital in ongoing public offerings of common stock similar to ours. Our dealer manager, which is owned by an entity under common control with the parent of our sponsor, is the dealer manager or is named in the registration statement as the dealer manager in a number of ongoing public offerings by REITs, including some offerings sponsored directly or indirectly by the parent of our sponsor. In addition, our sponsor may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with this offering. Furthermore, the parent company of our dealer manager, RCS Capital Corporation, or RCAP, a holding company traded on the New York Stock Exchange under the symbol “RCAP”, which is also an entity under common control with the parent of our sponsor, has entered into a definitive agreement to acquire Cole Capital®, a private capital management business that sponsors, advises and distributes non-traded REITs which invest in net leased real estate assets. Following the completion of the acquisition, subsidiaries of RCAP will distribute three additional ongoing public offerings of non-traded REITs sponsored, advised and distributed by subsidiaries of RCAP, and may distribute additional non-traded REITs sponsored by subsidiaries of RCAP. Subsidiaries of RCAP will serve as advisor of the Cole Capital non-traded REITs in addition to serving as dealer manager and will be entitled to receive fees and from the Cole Capital non-traded REITs for their services in such capacity, in addition to dealer manager fees and selling commissions.

As a result, our sponsor and our dealer manager may face conflicts of interest arising from potential competition between us and these other programs for investors and investment capital. There may be periods during which one or more programs sponsored directly or indirectly by the parent of our sponsor will be raising capital and might compete with us for investment capital. Such conflicts may not be resolved in our favor, and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

We also will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to invest in real estate assets.”

The following risk factor replaces in its entirety the risk factor “Our officers and directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.” on page 39 of the Prospectus.

“All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor, our property manager and our dealer manager face conflicts of interest related to their positions or interests in affiliates of our sponsor, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

All of our executive officers, some of our directors and the key real estate and other professionals assembled by our advisor, property manager and dealer manager are also executive officers, directors, managers, key professionals or holders of a direct or indirect controlling interests in our advisor, our property manager, our dealer manager or other sponsor-affiliated entities. In addition, Mr. Schorsch is also an executive and board member of entities affiliated with five non-traded REITs advised and sponsored by Cole Capital, which will be under common control with the parent of our sponsor following the completion of the acquisition of Cole Capital by RCAP. Through our sponsor’s affiliates, some of these persons work on behalf of programs sponsored directly or indirectly by the parent of our sponsor that are currently raising capital publicly. As a result, they have loyalties to each of these entities, which loyalties could conflict with the fiduciary duties they owe to us and could result in action or inaction detrimental to our business. Conflicts with our business and interests are most likely to arise from (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties to, affiliated entities, (c) development of our properties by affiliates, (d) investments with affiliates of our advisor, (e) compensation to our advisor and (f) our relationship with our advisor, our dealer manager and our property manager. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.”

Management

Mr. Schorsch’s biography on pages 78-79 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

“Nicholas S. Schorsch has served as the chairman of the board of directors of our company and the chief executive officer of our company and our advisor since their formation in November 2012. Mr. Schorsch served as chairman of the board of directors of ARCT until January 2013 when ARCT closed its merger with

Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman and the chief executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the PE-ARC advisor since its formation in December 2009. Mr. Schorsch has been the chairman and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the executive chairman of the board of ARC HT since March 2014, and previously served as the chairman and the chief executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010 until March 2014. Mr. Schorsch has been chairman and the chief executive officer of BDCA since its formation in May 2010. Mr. Schorsch has been the chairman and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman and chief executive officer of ARCP and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Schorsch served as chairman and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch served as the chief executive officer and chairman of the board of directors of ARCT IV from its formation February 2012 until the close of its merger with ARCP in January 2014 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Schorsch has been the executive chairman of the board of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since March 2014, and previously served as chairman of the board of ARC HT II from its formation in October 2012 until March 2014. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of ARCT V since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the PE-ARC II advisor since July 2013. Mr. Schorsch has served as the chairman of the board of directors of ARC HOST since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Schorsch has served as a director of the general partner of AEP since its formation in October 2013. Mr. Schorsch has served as executive chairman of the board of directors of RCS Capital Corporation or RCAP, a holding company traded on the New York Stock Exchange under the symbol “RCAP” which is the indirect parent company of our dealer manager, since February 2013. Mr. Schorsch has served as chairman of the board of directors of ARC NYCR since its formation in December 2013 and as chief executive officer of ARC NYCR, the ARC NYCR advisor and property manager since their respective formations in December 2013. Mr. Schorsch has been the chairman and chief executive officer of ARC Global II, the ARC Global II advisor and the ARC Global II property manager since their formation in April 2014. Mr. Schorsch has been the chairman and chief executive officer of ARC RCA II, the ARC RCA II advisor and the ARC RCA II property manager since their formation in April 2014, and has been the executive chairman of the board of directors of ARC HT III since its formation in April 2014. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction.

He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. In addition, Mr. Schorsch has served in leadership positions for certain other programs sponsored by Cole Capital, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by ARCP, and certain affiliates of Cole Capital, which we refer to collectively as the Cole affiliates, since the completion of the acquisition of the businesses comprising Cole Capital by ARCP in February 2014. Since February 2014, Mr. Schorsch has served as chairman, chief executive officer and president of the following publicly offered non-traded REITs sponsored by Cole Capital: Cole Corporate Income Trust, Inc., Cole Office & Industrial REIT (CCIT II), Inc., Cole Credit Property Trust IV, Inc., Cole Real Estate Income Strategy (Daily NAV), Inc., and Cole Credit Property Trust V, Inc.. From February 2014 through March 2014, Mr. Schorsch also served as chairman, chief executive officer and president of Cole Credit Property Trust, Inc., another publicly offered non-traded REITs sponsored by Cole Capital. Since February 2014, Mr. Schorsch also has served as chief executive officer of the following Cole affiliates, which include advisory and sponsorship entities associated with the publicly offered non-traded REITs described above: Cole REIT Advisors, LLC, Cole REIT Advisors III, LLC, Cole Corporate Income Advisors, LLC, Cole REIT Advisors IV, LLC, Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, Cole REIT Advisors V, LLC, Cole Capital Partners, LLC and Cole Capital Advisors Inc. Since February 2014, Mr. Schorsch also has served as a director of Cole Capital Corporation, a registered broker-dealer that serves as the dealer manager for the publicly offered non-traded REITs associated with Cole Capital. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRT, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARC RFT and ARCT V, his current experience as chairman of ARC HT II, ARC HOST and RCAP, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer and chairman of ARCT, ARCT III and ARCT IV, his current experience as chief executive officer and chairman of ARC NYCR and in leadership positions with various Cole affiliates and his significant real estate acquisition experience, make him well qualified to serve as our chairman of our board of directors.”

The following disclosure hereby replaces the disclosure set forth under the sub-heading “Affiliated Companies — Dealer Manager” beginning on page 91 of the Prospectus:

“Dealer Manager

Our dealer manager is a member firm of the Financial Industry Regulatory Authority, or FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation — We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for PE-ARC, ARC DNAV, ARC HT II, ARC HT III, ARC RFT, PE-ARC II, ARC HOST, UDF V, ARC NYCR, ARC Global II, ARC RCA II, AEP, BDCA and BDCA II.

Our dealer manager is owned by an entity which is under common control with the parent of our sponsor. Accordingly, Messrs. Schorsch, Kahane and Weil are indirect owners of our dealer manager. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

Name	Age	Position(s)
Edward M. Weil, Jr.	47	Chairman
William E. Dwyer III	56	Chief Executive Officer
Louisa Quarto	46	President
Michael Shuckerow	43	Chief Compliance Officer
Alex MacGillivray	52	Executive Vice President and National Sales Manager
Steve Rokoszewski	38	Executive Vice President

The backgrounds of Mr. Weil, Ms. Quarto and Messrs. Dwyer, Shuckerow, MacGillivray and Rokoszewski are described below:

Edward M. Weil, Jr. has served as the chairman of our dealer manager since December 2010 until September 2013 and has served as chairman of our dealer manager since September 2013 and as interim chief executive officer since May 2014. Mr. Weil previously served as the chief executive officer of our dealer manager from December 2010 until September 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil has served as a director of ARCT III since February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager since their formation in October 2010. Mr. Weil has served as an executive officer, and beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively and served as a director of ARC Global from May 2012 to September 2014. Mr. Weil has also served as president, treasurer and secretary, and until March 2014 as chief operating officer, of ARCT IV, the ARCT IV advisor and the ARCT IV property manager, in each case since their formation in February 2012. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of our company from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013 and served as a director of ARCT V from January 2013 to September 2014. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil has served as chief executive officer and president of the general partner of AEP since its formation in October 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARC RCA II, the ARC RCA II advisor and property manager since their respective formations in April 2014. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARC HT III, the ARC HT III advisor and property manager since their respective formations in April 2014. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and property manager since their respective formations in April 2014. Mr. Weil has served as president, treasurer, secretary and a director of RCS Capital since February 2013 and as chief executive officer since September 2014. Mr. Weil was formerly the senior vice president of Sales and Leasing for American Financial Realty Trust, or AFRT, from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

William E. Dwyer III has served as the chief executive officer of our dealer manager since September 2014. Mr. Dwyer joined our dealer manager from LPL Financial, where he held various positions from September 1992 to March 2013, including serving as President — National Sales from September 2009 to March 2013, where he was responsible for setting strategic direction for the management, satisfaction, retention and recruitment of the firm’s independent advisors. In addition, Mr. Dwyer has been a member of the Financial Services Institute since October 2005, including serving as its Chairman from January 2008 to December 2009. Mr. Dwyer was a member of the Private Client Services Committee at the Securities Industry and Financial Markets Association, or SIFMA, from January 2008 to December 2010, including serving as its Co-Chairman from January 2009 to December 2010, as well as a member of the Board of Directors of SIFMA from January 2009 to December 2012. He holds a Bachelor of Arts and Sciences degree from Boston College and holds FINRA Series 3, 7 and 63 licenses.

Louisa Quarto has served as the President of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker-dealer subsidiary, Carey Financial LLC, beginning as an Associate Marketing Director in 1996, becoming Second Vice president in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Michael Shuckerow has served as the chief compliance officer of our dealer manager since October 2014. In addition, he is currently a member of the Investment Adviser Association’s social media working group. Prior to joining our dealer manager, Mr. Shuckerow was Head of Distribution Compliance at Columbia Management from April 2008 until October 2014. From April 2005 until April 2008, Mr. Shuckerow served as Chief Compliance Officer and Senior Vice President of a multi-national joint-venture of Citigroup and State Street Bank. From April 2000 until April 2005, Mr. Shuckerow served as Associate General Counsel at UBS, as well as Deputy Chief Administrative Officer of its investment consulting division. Mr. Shuckerow earned a J.D. from St. John’s University School of Law and a B.S. from Northeastern University. He is admitted to the bar in New York and Connecticut and holds FINRA Series 7 and 24 licenses.

Alex MacGillivray has served as the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray was promoted to Executive Vice President in January 2010. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.

Steve Rokoszewski joined the dealer manager in March 2009 as vice president, national sales desk manager, and is responsible for the hiring, training and the ongoing management of all the Realty Capital Securities internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to senior vice president, and he was promoted to executive vice president in April 2012. Mr. Rokoszewski has over 12 years of experience in the financial services industry. Prior to joining Realty Capital Securities, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March

2001 through October 2005, Mr. Rokoszewski served as AVP — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.”

Management Compensation

The following disclosure is added as the last sentence of the first paragraph under the section “Management Compensation” on page 96 of the Prospectus:

“To the extent we enter into a joint venture agreement, our advisor will be compensated on the same basis described below proportionately with our interest in the joint venture.”

The disclosure on page 100 of the Prospectus is hereby replaced with the following disclosure:

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (80,000,000 shares)
“Asset Management Fees	We will pay our advisor or its assignees an annual fee equal to 0.75% of the cost of our assets (cost will include the principal amount funded by us to acquire or originate portfolio investments, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). Commencing on the NAV pricing date, the asset management fee will be based on the lower of 0.75% of the costs of our assets (as calculated above) and 0.75% of the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). This fee will be payable monthly in arrears, based on assets held by us during the measurement period, adjusted for appropriate closing dates for individual investments. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds FFO, as adjusted, for the same period. For purposes of this determination, FFO, as adjusted, is FFO before deducting (i) acquisition fees and related expenses; (ii) non-cash restricted stock grant amortization, if any; and (iii) impairments of real estate related investments, if any.”	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Conflicts of Interest

The disclosure under the subheading “Our Sponsor and its Affiliates” on pages 110 and 111 of the Prospectus is hereby replaced with the following disclosure:

“Mr. Schorsch, our chief executive officer and chairman of our board of directors, is also the chairman of the board of directors of ARCP and ARC HT, each a publicly traded REIT listed on The Nasdaq Global Select Market, and the chairman of the board of directors of NYRT, a publicly traded REIT listed on The New York Stock Exchange. Mr. Schorsch also serves as chief executive officer of ARC HT and NYRT. Mr. Schorsch is also a director and/or officer of ARC HT II, ARC DNAV, ARC Global, ARCT V, ARC RCA, ARC HOST and ARC NYCR, which are public, non-traded REITs sponsored by the parent of our sponsor, advised by affiliates of our sponsor and for which our dealer manager acted or acts as dealer manager. Mr. Schorsch is also a director of BDCA, which is a public, non-traded business development company, and the general partner of AEP, a non-traded oil and gas limited partnership, each of which is sponsored by the parent of our sponsor, advised by affiliates of our sponsor and an entity for which our dealer manager acts as dealer manager. As of the date of this prospectus, our dealer manager is the dealer manager or is named in the registration statement as the dealer manager in several offerings, including some offerings in which the parent of our sponsor is the sole sponsor.

Every transaction that we enter into with our advisor, our dealer manager or their respective affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any of these parties or their respective affiliates in the event of a default by, or disagreement with, any of these entities or in invoking powers, rights or options pursuant to any agreement between us and our advisor, our dealer manager or any of their respective affiliates.

We have entered into a services agreement with RCS Advisory Services, LLC, or RCS Advisory, pursuant to which RCS Advisory provides us and other programs sponsored directly or indirectly by AR Capital, LLC with transaction management (including, without limitation, transaction management, due diligence, event coordination and marketing services) and other services. As explained in the following paragraph, RCS Advisory is an entity under common control with our sponsor, and therefore the services agreement is a related party transaction which was not negotiated at arm’s-length. The agreement provides for an initial ten-year term, with automatic renewals for successive five-year periods, in each case, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) AR Capital, LLC’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the noncompliance notice; and (ii) the impact of a force majeure-related delay upon either party, if the force majeure results in performance being delayed by greater than 60 days.

Each of our dealer manager, our transfer agent and RCS Advisory Services, LLC, or RCS Advisory, is an indirect subsidiary of RCS Capital Corporation, or RCAP. Mr. Schorsch, our chief executive officer and chairman of our board of directors, and Mr. Budko, our president, secretary and director, are both directors of RCAP. RCAP Holdings, LLC, or RCAP Holdings, which is directly or indirectly controlled by Messrs. Schorsch and Kahane, owns the only outstanding share of RCAP’s Class B common stock. Under RCAP’s certificate of incorporation, RCAP Holdings, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of RCAP, and thereby controls RCAP and its subsidiaries, which includes our dealer manager, our transfer agent and RCS Advisory. As a result, our dealer manager, our transfer agent and RCS Advisory are under common control with our sponsor. The Class B common stock has no economic rights.”

The disclosure in the first paragraph under the subheading “Competition for Investors” on pages 111 and 112 of the Prospectus is hereby replaced with the following disclosure:

“We expect that several publicly offered programs sponsored or co-sponsored directly or indirectly by the parent of our sponsor and its affiliates, including PE-ARC, BDCA, BDCA II, ARC DNAV, ARC HT II, ARC RCA, PE-ARC II, ARC HOST, ARC NYCR, UDF V, AEP and others, will be raising capital in their respective public offerings concurrently with at least a portion of the duration of this offering. Our dealer manager is the dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments. In addition, our sponsor may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, we face a conflict of interest due to the potential competition among us and these other programs for investors and investment capital.”

The following disclosure replaces the third and last bullets, respectively, under the sub-heading “Receipt of Fees and Other Compensation by Our Sponsor and its Affiliates” on page 113 of the Prospectus:

“•	sales of properties and other investments to third parties, which entitle our advisor and the special limited partner, respectively, to disposition fees and a possible subordinated participation;

•	whether and when we seek to sell the company or its assets, which sale could entitle the special limited partner to a subordinated participation in net sales proceeds.”

The disclosure in the last paragraph under the subheading “Receipt of Fees and Other Compensation by Our Sponsor and its Affiliates” on page 113 of the Prospectus is hereby replaced with the following disclosure:

“From time to time, subject to the approval of a majority of our independent directors, we may engage one or more entities under common control with the parent of our sponsor or our advisor to provide services not provided under existing agreements described in this prospectus. Such engagements will be at terms no less favorable to us than could be obtained from an unaffiliated third party for comparable services, and may result in the payment of fees or reimbursement of expenses by us to such entities not described in “Management Compensation.” Services provided by such entities to prior programs of the parent of our sponsor have included strategic advisory services from the investment banking division of our dealer manager related to certain portfolio acquisitions and liquidity events, and included payment of a transaction fee based upon a certain percentage of the value of such transaction upon the consummation of the respective transaction.”

The disclosure in the first two paragraphs under the subheading “Affiliated Dealer Manager” on page 115 of the Prospectus is hereby replaced with the following disclosure:

“Our dealer manager is under common control with our advisor and thus its review of the offering may not be “independent.” Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. See “Plan of Distribution.”

Our dealer manager also is the dealer manager in other offerings, including offerings sponsored directly or indirectly by the American Realty Capital group of companies, that are either effective or in registration. In addition, our dealer manager may in the future be retained to raise capital through public offerings sponsored directly or indirectly by our sponsor and other third-party sponsors that will be conducted concurrently with our offering. As a result, our dealer manager will have competing demands on its time and resources. Our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments. Our dealer manager was designed as a wholesale broker dealer capable of simultaneously distributing multiple direct investment programs. As of December 31, 2013, our dealer manager, a subsidiary of RCS Capital Corporation, an entity under common control with the parent of our sponsor, had a team of 186 professionals. Our dealer manager believes its sales team is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager, including those offerings that are currently in registration or that were recently declared effective, without adversely affecting its ability to act as dealer manager in this offering.”

The disclosure in the first paragraph under the subheading “Valuation Conflicts” on page 115 of the Prospectus is hereby replaced with the following disclosure:

“Once we begin to calculate NAV, the asset management fees payable to our advisor will be based on the lower of the cost of our assets and the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines), which the advisor is responsible for calculating while taking into consideration the valuations and appraisals of our investments performed by the independent valuer. Appraisals and valuations of our commercial real estate investments, which are used to calculate NAV, are estimates and may not correspond to the amount that may be realized by the company upon a sale of such. Our advisor may be motivated to establish appraisals and valuations at higher amounts than amounts that could actually be realized upon a sale because such higher amounts will result in higher compensation to the advisor.”

The disclosure in the last paragraph under the subheading “Receipt of Fees and Other Compensation by Our Advisor and its Affiliates” on page 117 of the Prospectus is hereby replaced with the following disclosure:

“From time to time, subject to the approval of a majority of our independent directors, we may engage one or more entities under common control with our sponsor or our advisor to provide services not provided under existing agreements described in this prospectus. Such engagements will be at terms no less favorable to us than could be obtained from an unaffiliated third party for comparable services, and may result in the payment of fees or reimbursement of expenses by us to such entities not described in “Management Compensation.” Services provided by such entities to prior programs of the parent of our sponsor have included strategic advisory services from the investment banking division of our dealer manager related to certain portfolio acquisitions and liquidity events, and included payment of a transaction fee based upon a certain percentage of the value of such transaction upon the consummation of the respective transaction.”

The chart under the subheading “Independent Directors” on page 121 of the Prospectus is hereby replaced in its entirety with the following chart:

The disclosure in footnote 4 under the subheading “Independent Directors” on page 122 of the Prospectus is hereby replaced in its entirety with the following disclosure:

“(4) Our dealer manager is owned by an entity that is under common control with the parent of our sponsor.”

Market Overview and Opportunity

The following disclosure is hereby added as the second full paragraph on page 124 of the Prospectus:

“Historically, losses have been low when lending at favorable times in the real estate lending cycle. The chart below displays charge-off rates, or losses on bank commercial real estate loan portfolios, from 1991 through the third quarter of 2013. This Federal Financial Institutions Examination Council data shows that on average, for a full business cycle, these portfolios have experienced 0.55% of losses on commercial real estate loans. We believe that today’s low charge-off rates indicates that we are at the beginning of the next business cycle and that this is a favorable time to invest in commercial real estate debt.

Charge-Off Rates on Commercial Real Estate Loans

Year and Quarter

Source: Federal Financial Institutions Examination Council (FFIEC) Consolidated Reports of Condition and Income (1993 – 2000: FFIEC 031 through 034; 2001 — :FFEIC 031 & 041).”

The disclosure under the subheading “Limited Lender Supply of Mortgage Capital” on pages 128 – 129 of the Prospectus is hereby replaced in its entirety with the following disclosure:

“Although the CMBS market is functioning, it has been significantly downsized from its 2007 peak. According to Commercial Mortgage Alert, CMBS issuance volume in the United States reached $86.136 billion in 2013 — over 62% less than the peak reached in 2007. Between 2005 and 2007, CMBS issuance totaled over $550 billion, peaking at approximately $229 billion in 2007. According to Commercial Mortgage Alert, CMBS issuances fell in 2008 by approximately 95% when compared to 2007. There was no CMBS issuance in the second half of 2008, less than $3 billion issued in 2009, and over $11.6 billion issued in 2010. Given volume levels in 2012 ($48.4 billion), 2013 ($86.136 billion) and 2014 ($41.5 billion through the second quarter of 2014), we believe future CMBS issuances and future growth will continue to be limited because of new regulations, bank capital requirements and potential CMBS risk retention rules. We believe a smaller CMBS market coupled with $1.6 trillion of mortgages maturing creates a substantial lending opportunity for our company.

U.S. CMBS Issuance

Source: Commercial Mortgage Alert, July 4, 2014 (As of 7/4/2014)”

The following disclosure is hereby added as the first full paragraph on page 129 of the Prospectus:

“Market Currently Favors More Conservative Lending Practices

Compared to practices during peak lending in 2007, commercial real estate loans are now being underwritten with more equity in the capital structure, lower loan to value ratios, higher debt service coverage ratios, underwriting based on in-place cash flow, funded escrows for reserves, taxes and insurance, and more stringent loan covenants. Evidencing the shift to more conservative underwriting standards, CMBS loan-to-value ratios went from 70% in 2007 to 63% in 2013, CMBS debt service coverage ratios went from 1.38x in 2007 to 1.84x in 2013, and the percentage of loans contributed to CMBS deals that were interest only loans went from 59.25% in 2007 to 16.5% in 2013.

The chart below illustrates how typical capital structures have changed since the peak lending period prior to October 2007.

Source: Moodys/RCA CPPI Report, December, 2013.”

Investment Strategy, Objectives and Policies

The following disclosure is hereby added as the first full paragraph on page 133 of the Prospectus:

“Money Market Investments

Pending the purchase of other permitted investments, or to provide a working capital reserve described below, we may temporarily invest up to 5% of the proceeds of the equity capital raised in accounts managed by an affiliate of the issuer, National Fund Advisors, LLC, or NFA, in connection with which NFA may receive customary fees. No such fees are currently charged. The independent directors of our board will review the terms and conditions of any arrangement with NFA, as well as the parameters of any such working capital reserve. Investments made by NFA may include liquid, available-for-sale investments in real estate marketable securities, including common equity, preferred equity or unsecured notes.

In addition, we may temporarily invest in one or more money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estate-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation — REIT Qualification Tests” in this prospectus.”

Valuation Guidelines

The following disclosure is added as the last paragraph under the sub-heading “Valuation Guidelines; Calculation of NAV” on page 138 of the Prospectus:

“We will no longer calculate our NAV following listing of our common stock on a national securities exchange or other liquidity events, if such events occur. See “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — No public trading market for our shares currently exists, and as a result, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the offering price.””

The following disclosure is added as the first sentence under the sub-heading “Calculation of Per Share NAV by Our Advisor” on page 140 of the Prospectus:

“Commencing with the initial NAV pricing date and on each pricing date thereafter (unless we list our common stock on a national securities exchange), our advisor will be responsible for calculating our quarterly NAV at the end of each business day on which we make our quarterly financial filing.”

Description of Portfolio Investments

The following disclosure is hereby added as the first full paragraph under the subheading “Portfolio Investments” on page 142 of the Prospectus.

“Overview of Our Current Portfolio

Deal Name	Initial Loan Amount	Region	Loan Type	Property Type	Interest Rate Type	Loan-to- Value Ratio(1)	Initial Term (in years)	Fully Extended Term (in years)
W Minneapolis	$6,500,000	North Central	Credit Loan	Hotel	Fixed	77%	10	10
Regency Park Apts	$5,000,000	South Central	Credit Loan	Multifamily	Fixed	74%	5	5
121 West Trade	$9,000,000	South East	Credit Loan	Office	Floating	78%	3	5
HILT 2013-HLF DFL	$5,000,000	Various	CMBS	Hotel	Floating	42%	5	5
545 Madison Avenue	$5,000,000	North East	Credit Loan	Office	Fixed	64%	10	10
Hampton Inn LGA	$5,000,000	North East	Credit Loan	Hotel	Fixed	71%	10	10
Southern U.S. Student Housing Portfolio	$4,000,000	Various	Credit Loan	Student Housing	Fixed	75%	10	10
Burger King Portfolio	$10,000,000	Various	Credit Loan	Net Lease Retail	Fixed	50%	10	10
Four Seasons Las Colinas	$11,000,000	South Central	Credit Loan	Hotel	Floating	70%	2	5
GPPT 2014-GPP D	$4,500,000	Various	CMBS	Mixed Use	Floating	61%	2	5
Element DFW Airport Hotel	$3,000,000	South Central	Credit Loan	Hotel	Fixed	82%	5	5
JPMCC 2014-FL4 D	$5,000,000	Various	CMBS	Various	Floating	44%	2.7	2.7
Green Hills Corporate Center	$7,000,000	Mid-Atlantic	Credit Loan	Office	Fixed	78%	5	5
Cardinal Portfolio	$5,750,000	South East	Credit Loan	Multifamily	Floating	72%	3	5
4550 Van Nuys Blvd	$11,450,000	Pacific	1st Mortgage	Retail	Floating	70%	3	5
Riverwalk II	$10,000,000	Great Lakes	Credit Loan	Office	Floating	80%	2	5
Pinnacle at Encino Commons	$1,962,500	South Central	Credit Loan	Retail	Fixed	85%	10	10
Remington	$3,480,000	South Central	Credit Loan	Multifamily	Fixed	85%	10	10
KinderCare	$12,300,000	Various	1st Mortgage	Retail	Floating	75%	2	5
Fairmont Hotel	$35,000,000	Pacific	Credit Loan	Hotel	Floating	70%	2	5
208 S. LaSalle (I)	$14,000,000	Great Lakes	1st Mortgage	Mixed Use	Floating	70%	1	2
208 S. LaSalle (II)	$7,000,000	Great Lakes	Credit Loan	Mixed Use	Floating	84%	3	5
1154 Sonora Court	$5,350,000	Pacific	1st Mortgage	Office	Floating	74%	3	5
Thornton Buildings	$31,050,000	Pacific	1st Mortgage	Mixed Use	Floating	71%	3	5
JPMCC 2014-INN E	$6,020,000	Various	CMBS	Hotel	Floating	53%	2	5
HILT 2014-ORL D	$5,000,000	Southeast	CMBS	Hotel	Floating	37%	2	7
HILT 2014-ORL E	$5,000,000	Southeast	CMBS	Hotel	Floating	47%	2	7
Hotel Madeline	$29,000,000	Mountain	1st Mortgage	Mixed Use	Floating	42%	5	5
Lincoln Park West	$9,450,000	Great Lakes	1st Mortgage	Retail	Floating	49%	3	5

(1)	Represents the initial loan-to-value ratio at the date of closing.

The table above provides information regarding out portfolio as of September 15, 2014. Below is a description of certain of our material investments.”

The following disclosure is hereby added as the last full paragraph under the subheading “Portfolio Investments” on page 145 of the Prospectus:

“The Fairmont San Francisco Hotel — Junior Mezzanine Loan

On June 30, 2014, we, through our operating partnership, acquired a junior mezzanine loan in the original principal amount of $35.0 million which is secured by the junior mezzanine borrower’s pledge of

100% of the indirect equity interests in the owner of the full-service luxury hotel known as “The Fairmont San Francisco” located in San Francisco, California or the Property. Originally built in 1907 atop Nob Hill in San Francisco as the first Fairmont Hotel in the world, The Fairmont San Francisco features 591 guest rooms, 52,932 square feet of meeting and event space, and three food and beverage outlets. Additional amenities include Club One at Nob Hill Health Club and 21,547 square feet of leased retail space. Since acquisition by its current owner in 2012, The Fairmont San Francisco has benefitted from the investment of over $26 million in capital expenditures including $20.5 million towards the complete overhaul and refurbishment of the hotel’s guestrooms. An additional $3.9 million in property renovations is budgeted for 2015.

The junior mezzanine loan bears interest at a floating rate of one month LIBOR index rate plus 8.40% per annum, subject to an interest rate increase in the event of a default. The junior mezzanine loan has an initial term of two years with three successive one-year extension options and requires monthly interest-only payments during the term. The junior mezzanine loan may be prepaid subject to spread maintenance if such prepayment occurs within 18 months of the closing date; prepayment thereafter is not subject to spread maintenance, premium or other penalty.

The junior mezzanine loan was originated by an unrelated third party simultaneously with the origination of a $45.0 million senior mezzanine loan (secured by a pledge of 100% of the equity interests in the Property owner) and a $140.0 million senior mortgage loan (secured by the fee and leasehold interests in the Property). Based on the Property’s as-is appraised value of $314 million, the junior mezzanine loan, senior mezzanine loan and senior mortgage loan total a 70.1% at origination loan-to-value ratio in relationship to the Property. The related financings were made to allow the owner of the Property to refinance certain other borrowings.

The underwritten cash flow available for debt service is $13,422,987 (net operating income less replacement reserves). This underwritten cash flow available for debt service exceeds aggregate forward debt service payments related to The Fairmont San Francisco Property by 1.45x (calculated by dividing cash flow available for debt service by the projected aggregate annual debt service to be paid in connection with the junior mezzanine loan, senior mezzanine loan and senior mortgage loan for the next year).”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure is hereby added after the last full paragraph under the subheading “Liquidity and Capital Resources” on page 154 of the Prospectus.

“On June 18, 2014, we, through our indirect wholly-owned subsidiary, entered into an Uncommitted Master Repurchase Agreement, or the JPM Repo Facility, with JPMorgan Chase Bank, National Association. The JPM Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans and participation interests therein. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at our option, which may be exercised upon the satisfaction of certain conditions. The JPM Repo Facility acts in the manner of a revolving credit facility that can be repaid as our assets are paid off and re-drawn as advances against new assets. In connection with the JPM Repo Facility, we agreed to guarantee certain obligations of our wholly-owned subsidiary. The guaranty contains financial covenants that require us to satisfy certain minimum net worth requirements.

On September 5, 2014, we, through our indirect wholly-owned subsidiary, entered into a Master Repurchase Agreement, or the Barclays Repo Facility, with Barclays Bank PLC. The Barclays Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, senior notes and senior participation interests therein. Advances under the Barclays Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.00% to 2.50%, depending on the attributes of the purchased assets. The initial maturity date of the Barclays Repo Facility is September 4, 2015, with four successive six-month extension periods at our option, which may be exercised upon the satisfaction of certain conditions. The Barclays Repo Facility acts in the manner of a revolving credit facility that can be repaid as our assets are paid off and re-drawn as advances against new assets. In connection with the Barclays Repo Facility, we agreed to guarantee certain obligations of our wholly-owned subsidiary.

The guaranty contains financial covenants that require us to satisfy certain requirements, including those relating to interest coverage, liquidity and total liabilities.”

Related Party Arrangements

The disclosure in the first paragraph under the subheading “Asset Management Fee” on page 155 of the Prospectus is hereby replaced with the following disclosure:

“Asset Management Fee

Our Advisor, or its affiliates, receives a monthly asset management fee equal to one-twelfth of 0.75% of the cost of our assets. Commencing on the NAV pricing date, the asset management fee will be based on the lower of the cost of our assets and the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). The amount of the asset management fee will be reduced to the extent that the amount of dividends declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds FFO, as adjusted, for the same period.”

Prior Performance Summary

The section “Prior Performance Summary” on pages 161 – 171 of the Prospectus is hereby replaced with the following disclosure:

“PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane, the principals of our sponsor. While our targeted investment focus will primarily be on freestanding, commercial real estate properties, these prior real estate programs have a targeted investment focus primarily on commercial real estate, specifically net lease properties. In connection with ARCT’s internalization and listing on The NASDAQ Global Select Market in March 2012, Mr. Kahane has resigned from the various officer positions he held with the sponsor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in ARC Realty Finance Trust, Inc. — We are a company with a limited operating history, which makes our future performance difficult to predict.” The information summarized below is current as of December 31, 2013 (unless specifically stated otherwise) and is set forth in greater detail through the year ended December 31, 2012, in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report. In addition, we will provide upon request and without charge, the more detailed information in Part II. We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar investment strategies or objectives as ours, such entities may be in competition with us for the investments we make. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2013, affiliates of our advisor have sponsored 15 public programs, all of which had raised funds as of December 31, 2013. From August 2007 (inception of the first public program) to December 31, 2013, our public programs, which include our company, ARCT, ARCT III, ARCT IV, PE-ARC, ARC-HT, ARCT V, NYRT, DNAV, ARCG, ARCP, ARC RCA, ARC HT II, PE-ARC II and HOST had raised $14.0 billion from 238,250 investors in public offerings. The public programs purchased 4,121 properties with an aggregate purchase price of $17.7 billion in 49 states, Washington D.C. and the Commonwealth of Puerto Rico and the United Kingdom.

The investment objectives of each of these public programs are substantially identical to our investment objectives of (1) paying attractive and stable cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing appreciation in the value of our investments.

The following table details the percentage of properties located in the following states and U.S. territories as well as the United Kingdom based on purchase price:

State/Possession/Country	Purchase Price %
Alabama	2.1%
Alaska	0.0%
Arizona	1.4%
Arkansas	1.0%
California	5.1%
Colorado	1.8%
Connecticut	0.5%
Delaware	0.0%
District of Columbia	0.0%
Florida	4.5%
Georgia	5.3%
Idaho	0.3%
Illinois	6.0%
Indiana	3.4%
Iowa	0.9%
Kansas	1.4%
Kentucky	1.5%
Louisiana	1.1%
Maine	0.3%
Maryland	1.5%
Massachusetts	1.2%
Michigan	2.7%
Minnesota	1.1%
Mississippi	1.4%
Missouri	2.6%
Montana	0.1%
Nebraska	0.6%
Nevada	0.7%
New Hampshire	0.3%
New Jersey	2.2%
New Mexico	0.5%
New York	15.2%
North Carolina	3.1%
North Dakota	0.3%
Ohio	4.0%
Oklahoma	0.9%
Oregon	0.9%
Pennsylvania	4.5%
Commonwealth of Puerto Rico	0.4%
Rhode Island	0.3%
South Carolina	2.3%
South Dakota	0.1%

State/Possession/Country	Purchase Price %
Tennessee	1.7%
Texas	8.6%
United Kingdom	0.4%
Utah	0.5%
Vermont	0.1%
Virginia	1.9%
Washington	0.8%
West Virginia	0.4%
Wisconsin	2.0%
Wyoming	0.1%
100%

The properties are used by our tenants in the following industries based on purchase price:

Industry	Purchase Price %
Advertising	0.0%
Aerospace	1.0%
Agricultural Products & Services	0.1%
Auto Manufacturer	0.2%
Auto Retail	1.2%
Auto Services	0.6%
Casual Dining	4.1%
Consulting	0.1%
Consumer Goods	0.2%
Consumer Products	5.6%
Contract Research	0.1%
Discount Retail	5.0%
Distribution	0.3%
Diversified Industrial	0.7%
Education	0.0%
Family Dining	2.3%
Financial Services	2.4%
Fitness	0.1%
Food Storage	0.0%
Foot Apparel	0.1%
Freight	5.1%
Gas/Convenience	1.4%
Government Services	1.7%
Haircare Services	0.0%
Healthcare	13.1%
Heavy Equipment	0.1%
Home Maintenance	1.8%
Hotel	0.8%
Information and communications	0.1%
Insurance	3.1%
Jewelry	0.4%
Manufacturing	0.7%
Marine Products	0.0%

Industry	Purchase Price %
Media	0.2%
Medical Office	0.1%
Motor Cycle	0.1%
Office	10.0%
Oil/Gas	0.3%
Packaging	0.1%
Parking	0.0%
Pharmacy	6.7%
Printing Services	0.0%
Professional Services	0.4%
Publishing	0.1%
Quick Service Restaurant	7.1%
Refrigerated Warehousing	1.0%
Residential	0.2%
Restaurant	1.0%
Restaurant – Casual Dining	0.0%
Restaurant – Quick Service	0.2%
Retail	8.7%
Retail – Department Stores	1.0%
Retail – Discount	0.0%
Retail – Hobby/books/music	0.0%
Retail – Home furnishings	0.1%
Retail – Sporting Goods	0.2%
Retail – Wholesale	0.1%
Retail Banking	4.9%
Specialty Retail	2.0%
Storage Facility	0.0%
Supermarket	1.7%
Technology	0.8%
Telecommunications	0.4%
Transportation	0.0%
Travel Centers	0.1%
Utilities	0.1%
100.0%

The purchased properties were 24.3% new and 75.7% used, based on purchase price. As of December 31, 2013, two of the purchased properties are under construction. As of December 31, 2013, three properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, was a Maryland corporation that qualified as a REIT. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single-tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In

March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011, having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCT became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT,” or the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

New York REIT, Inc.

New York REIT, Inc., or NYRT, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRT was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRT filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRT had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRT exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of April 14, 2014, the day prior to NYRT’s listing on the New York Stock Exchange (“NYSE”), NYRT had received aggregate gross proceeds of $1.7 billion which includes the sale of 169.8 million shares of common stock in its public offering, $17.0 million from its private offering and $41.5 million from its distribution reinvestment plan. On April 15, 2014, NYRT listed its common stock on the NYSE under the symbol “NYRT,” or the NYRT Listing. In connection with the NYRT Listing, NYRT commenced an offer to purchase up to 23,255,814 shares of its common stock at a price equal to $10.75 per share or an aggregate of $250.0 million in shares of common stock from its stockholders. This offer closed on May 12, 2014 and NYRT purchased 14.2 million shares of its common stock at a purchase price of $10.75 per share, for an aggregate cost of $152.2 million, excluding fees and expenses relating to the offer. As of September 15, 2014, NYRT had 162.2 million shares of NYRT common stock outstanding, including restricted stock, converted preferred shares and shares issued under its distribution reinvestment plan. As of September 15, 2014, NYRT had total real estate-related assets of $2.5 billion, comprised of 23 properties and one preferred equity investment. As of June 30, 2014, NYRT had incurred, cumulatively to that date, $174.9 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $38.1 million for acquisition costs related to its portfolio of properties. On October 20, 2014, the closing price per share of NYRT was $11.13.

Phillips Edison — ARC Shopping Center REIT, Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT co-sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of September 15, 2014, PE-ARC had received aggregate gross offering proceeds of $1.8 billion, which includes the sale of

180.6 million shares of common stock in its public offering and $67.2 million from its distribution reinvestment program. As of September 15, 2014, PE-ARC had acquired 130 properties and had total real estate investments at cost of $2.0 billion. As of June 30, 2014, PE-ARC had incurred, cumulatively to that date, $186.6 million in offering costs for the sale of its common stock and $34.6 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of April 6, 2014, the day prior to ARC HT’s listing on the NASDAQ Global Select Market (“NASDAQ”), ARC HT had received aggregate gross offering proceeds of $1.8 billion, which includes the sale of 174.3 million shares in its public offering and $80.0 million from its distribution reinvestment plan. On April 7, 2014, ARC HT listed its common stock on the NASDAQ under the symbol “HCT,” or the HCT Listing. In connection with the HCT Listing, ARC HT commenced an offer to purchase up to 13,636,364 shares of its common stock at a price equal to $11.00 per share or an aggregate of $150.0 million in shares of common stock from its stockholders. The offer closed on May 2, 2014 and ARC HT purchased 13.6 million of its common stock at a purchase price of $11.00 per share, for an aggregate cost of $150.1 million, excluding fees and expenses related to the offer. As of June 30, 2014, ARC HT had 169.3 million shares of its common stock outstanding, including restricted stock and shares issued under its distribution reinvestment plan. As of September 15, 2014, ARC HT had 169.3 million shares of its common stock outstanding, including restricted stock and shares issued under its distribution reinvestment plan. As of September 15, 2014, ARC HT owned 152 healthcare-related properties and one preferred equity investment, with an aggregate purchase price of $2.2 billion. As of June 30, 2014, ARC HT had incurred, cumulatively to that date, $197.5 million in offering costs for the sale of its common stock and $52.3 million for acquisition costs related to its portfolio of properties. On October 20, 2014, the closing price per share of ARC HT was $11.17.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of September 15, 2014, ARC RCA had received aggregate gross proceeds of $767.1 million, which includes the sale of 76.4 million shares in its public offering and $7.4 million from its distribution reinvestment plan. As of September 15, 2014, ARC RCA owned eleven properties with an aggregate purchase price of $341.3 million. As of June 30, 2014, ARC RCA had incurred, cumulatively to that date, $46.7 million in offering costs for the sale of its common stock and $3.8 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and has elected to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of September 15, 2014, ARC DNAV had received aggregate gross proceeds of $24.4 million, which includes the sale of 2.3 million shares in its public offering and $0.8 million from its distribution reinvestment plan. As of September 15, 2014, ARC DNAV owned 14 properties with an aggregate base purchase price of $34.7 million. As of June 30, 2014, ARC DNAV had incurred, cumulatively to that date, $6.7 million in offering costs from the sale of its common stock and $0.9 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, was the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which included the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, ARCT III owned 533 single-tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plan of Merger.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Global Select Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012, ARCP closed its secondary offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. On January 29, 2013, ARCP completed an underwritten public follow-on offering of 1.8 million shares of common stock and an additional 270,000 shares of common stock for the overallotment option of the underwriters. In January 2013, ARCP commenced its “at the market” equity offering under which ARCP has issued 553,300 shares of common stock. On February 28, 2013, ARCT III merged with and into a subsidiary of ARCP, pursuant to the Agreement and Plan of Merger entered into on December 17, 2012, under which ARCP acquired all of the outstanding shares of ARCT III. On March 1, 2013, in connection with the merger, ARCT III stockholders received, pursuant to terms of the Agreement and Plan of Merger, their respective cash or stock consideration from ARCP, as elected. On June 7, 2013, ARCP completed two private placement transactions through which it issued approximately 29.4 million shares of common stock and approximately 28.4 million shares of Series C convertible preferred stock. On November 12, 2013, ARCP closed on the two previously announced private placement transactions for the sale and issuance of approximately 15.1 million shares of common stock and approximately 21.7 million shares of a new Series D Cumulative Convertible Preferred Stock. Following the closing of ARCP’s merger with CapLease, Inc., ARCP converted all outstanding Series C Shares into shares of common stock. Pursuant to the limit in the Series C Articles Supplementary on the number of shares of common stock that could be issued upon conversion of Series C Shares, on November 12, 2013, ARCP converted 1.1 million Series C Shares into 1.4 million shares of common stock.

In aggregate, through December 31, 2013, ARCP had received $1.1 billion of proceeds from the sale of common and convertible preferred stock. As of December 31, 2013, ARCP owned 1,328 buildings, including properties purchased by ARCT III, freestanding properties and real estate investments, at a purchase price of $5.2 billion. On May 28, 2013, ARCP and CapLease, Inc., or CapLease, entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of CapLease. The merger was approved by both companies’ boards of directors and CapLease’s stockholders and closed on November 5, 2013. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by both companies’ boards of directors and ARCT IV’s stockholders and closed on January 3, 2014. Effective as of January 8, 2014, ARCP internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCP became a self-administered REIT managed full-time by its own management team. On October 22, 2013, ARCP entered into an Agreement and Plan of Merger with Cole Real Estate Investments, Inc., or Cole, under which ARCP subsequently acquired all of the outstanding shares of Cole. The merger was approved by both companies’ boards of directors and stockholders and closed on February 7, 2014.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of September 15, 2014, ARC Global had received aggregate gross proceeds of $1,748.9 million which includes the sale of 173.2 million shares in its public offering and $28.6 million from its distribution reinvestment plan. As of September 15, 2014, ARC Global owned 188 properties with an aggregate base purchase price of $1,345.0 million. As of June 30, 2014, ARC Global had incurred, cumulatively to that date, $180.3 million in offering costs for the sale of its common stock and $32.7 million for acquisition costs related to its property acquisitions.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, was the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and qualified as a REIT beginning with the taxable year ended December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of December 31, 2013, ARCT IV had received aggregate gross proceeds of $1.8 billion which includes the sale of 70.2 million shares in its public offering and $21.0 million under its distribution reinvestment plan. As of December 31, 2013, ARCT IV owned 1,231 freestanding properties at an aggregate purchase price of $2.2 billion. As of December 31, 2013, ARCT IV had incurred, cumulatively to that date, $197.1 million in offering costs for the sale of its common stock and $55.7 million for acquisition costs related to its portfolio of properties. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by both companies’ boards of directors and was subsequently approved by ARCT IV’s stockholders on January 3, 2014. The merger closed on January 3, 2014, pursuant to which ARCT IV merged with and into a subsidiary of ARCP.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and qualified as a REIT beginning with the taxable year ended December 31, 2013. ARC HT II filed its registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. As of July 31, 2014, ARC HT II received aggregate gross proceeds of $1.8 billion, which includes the sale of 70.6 million shares in its public offering and $12.9 million from its distribution reinvestment plan. As of September 15, 2014, ARC HT II owned 67 properties with an aggregate purchase price of $556.9 million. As of June 30, 2014, ARC HT II had incurred, cumulatively to that date, $146.8 million in offering costs for the sale of its common stock and $3.7 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARCT V filed its registration statement publicly with the SEC on March 6, 2013, which was declared effective by the SEC on April 4, 2013. As of September 15, 2014, ARCT V received aggregate gross proceeds of $1.6 billion from the sale of 62.1 million shares in its public offering and $66.0 million from its distribution reinvestment plan. As of September 15, 2014, ARCT V owned 463 freestanding properties with an aggregate purchase price of $2.2 billion. As of June 30, 2014, ARCT V had incurred, cumulatively to that date, $173.7 million in offering costs for the sale of its common stock and $45.6 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Grocery Center REIT II, Inc.

Phillips Edison — ARC Grocery Center REIT II, Inc., or PE-ARC II, a Maryland corporation, is the fourteenth publicly offered REIT sponsored by American Realty Capital. PE-ARC II was incorporated on June 5, 2013 and qualified as a REIT beginning with the taxable year ended December 31, 2013. PE-ARC II filed its registration statement with the SEC on August 13, 2013, which was declared effective by the SEC on November 25, 2013. As of September 15, 2014, PE-ARC II received aggregate gross proceeds of $390.9 million from the sale of 15.7 million shares in a private placement. As of September 15, 2014, PE-ARC II owned eight properties at an aggregate purchase price of $116.4 million. As of June 30, 2014, PE-ARC II had incurred, cumulatively to that date, $29.0 million in offering costs for the sale of its common stock and $0.6 million in acquisition costs related to its portfolio of properties.

American Realty Capital Hospitality Trust, Inc.

American Realty Capital Hospitality Trust, Inc., or ARC HOST, a Maryland corporation, is the fifteenth publicly offered REIT sponsored by American Realty Capital. ARC HOST was incorporated on July 25, 2013 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2014. ARC HOST filed its registration statement with the SEC on August 16, 2013, which was declared effective by the SEC on January 7, 2014. As of September 15, 2014, ARC HOST received aggregate gross proceeds of $52.1 million from the sale of 2.1 million shares in its public offering and approximately $51,100 from its distribution reinvestment plan. As of September 15, 2014, ARC HOST owned six properties at an aggregate purchase price of $110.0 million. As of June 30, 2014, ARC HOST had incurred, cumulatively to that date, $4.5 million in offering costs for the sale of its common stock and $4.6 million in acquisition costs related to its portfolio of properties.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of September 15, 2014, BDCA had raised gross proceeds of $1,562.2 million which includes the sale of 139.0 million shares in its public offering and $45.5 million from its distribution reinvestment plan. As of September 15, 2014, BDCA’s investments, at amortized cost, were $1.8 billion. As of June 30, 2014, BDCA had incurred, cumulatively to that date, $143.4 million in offering costs for the sale of its common stock.

American Energy Capital Partners, LP

The American Realty Capital group of companies also has sponsored American Energy Capital Partners, LP, or AEP, a Delaware limited partnership. AEP is American Realty Capital’s first oil and gas limited partnership and was organized on October 30, 2013. AEP was formed to acquire, develop, operate, produce and sell working and other interests in producing and non-producing oil and natural gas properties located onshore in the United States. AEP filed a registration statement with the SEC on December 13, 2013, which was declared effective on May 8, 2014. As of September 15, 2014, AEP had raised gross proceeds of $2.7 million which includes the sale of 0.1 million shares in its public offering. As of September 15, 2014, AEP had made no investments. As of June 30, 2014, AEP had incurred, cumulatively to that date, $1.6 million in offering costs relating to the sale of its limited partner interests.

American Realty Capital New York City REIT, Inc.

American Realty Capital New York City REIT, Inc., or ARC NYCR, a Maryland corporation, is the sixteenth publicly offered REIT sponsored by American Realty Capital. ARC NYCR was incorporated on December 19, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014. As of September 15, 2014, ARC NYCR received aggregate gross proceeds of $290.4 million from the sale of 11.7 million shares in its public offering and $1.3 million from its distribution reinvestment plan. As of September 15, 2014, ARC NYCR owned two properties at an aggregate purchase price of $83.3 million. As of June 30, 2014, ARC NYCR had incurred, cumulatively to that date, $6.7 million in offering costs for the sale of its common stock.

United Development Funding Income Fund V

United Development Funding Income Fund V, or UDF V, a Maryland corporation, is the seventeenth publicly offered REIT co-sponsored by American Realty Capital and UDF Holdings L.P. UDF V was incorporated on October 1, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014 or the first year during which UDF V commences real estate operations. UDF V filed its registration statement with the SEC on February 26, 2014 and became effective on July 25, 2014. UDF V was formed to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. As of September 15, 2014, UDF V had raised aggregate gross proceeds of $0.2 million in a private placement. As of September 15, 2014, UDF V had made no investments. As of June 30, 2014, UDF V had incurred, cumulatively to that date, $3.8 million in offering costs from the sale of its common shares of beneficial interest.

American Realty Capital Healthcare Trust III, Inc.

American Realty Capital Healthcare Trust III, Inc., or ARC HT III, a Maryland corporation, is the eighteenth publicly offered REIT sponsored by American Realty Capital. ARC HT III was incorporated on April 24, 2014 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014. ARC HT III filed its registration statement with the SEC on May 28, 2014 and became effective on August 20, 2014. As of September 15, 2014, ARC HT III received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of September 15, 2014, ARC HT III had not acquired any properties. As of June 30, 2014, ARC HT III had incurred, cumulatively to that date, $1.0 million in offering costs for the sale of its common stock.

American Realty Capital Global Trust II, Inc.

American Realty Capital Global Trust II, Inc., or ARC Global II, a Maryland corporation, is the nineteenth publicly offered REIT sponsored by American Realty Capital. ARC Global II was incorporated on April 23, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014. ARC Global II filed its registration statement with the SEC on June 6, 2014 and became effective on August 26, 2014. As of September 15, 2014, ARC Global II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of September 15, 2014, ARC Global II had not acquired any properties. As of June 30, 2014, ARC Global II had incurred, cumulatively to that date, $1.1 million in offering costs for the sale of its common stock.

American Realty Capital — Retail Centers of America II, Inc.

American Realty Capital — Retail Centers of America II, Inc., or ARC RCA II, a Maryland corporation, is the twentieth publicly offered REIT sponsored by American Realty Capital. ARC RCA II was incorporated on April 23, 2014 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ending December 31, 2014. ARC RCA II filed its registration statement with the SEC on June 9, 2014 and became effective on September 25, 2014. As of September 15, 2014, ARC RCA II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of September 15, 2014, ARC RCA II had not acquired any properties. As of June 30, 2014, ARC RCA had incurred, cumulatively to that date, $1.0 million in offering costs for the sale of its common stock.

Business Development Corporation of America II

The American Realty Capital group of companies also has sponsored Business Development Corporation of America II, or BDCA II, a Maryland corporation. BDCA II was organized on April 17, 2014 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. BDCA II filed its registration statement with the SEC on July 15, 2014, which was declared effective by the SEC on September 8, 2014. As of September 15, 2014, BDCA II received aggregate gross proceeds of $0.2 million from the sale of approximately 22,000 shares in a private placement. As of September 15, 2014, BDCA II had not made any investments. As of June 30, 2014, BDCA II had incurred, cumulatively to that date, $1.0 million in offering costs for the sale of its common stock.

Liquidity of Public Programs

In order to assist FINRA members in complying with FINRA Rule 2310(b)(3)(D), in this section we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on a national securities exchange, commencing with the NASDAQ Capital Market and, subsequently, the NASDAQ Global Select Market. Through December 31, 2013, American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRT, PE-ARC, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global, ARCT IV, ARC HT II, ARCT V, BDCA, PE-ARC II and ARC HOST.

ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. Additionally, ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into ARCP. ARCT III’s prospectus for its initial public offering provided that ARCT III would seek to consummate a sale or merger by the fifth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT III achieved a sale or merger within the time it contemplated to do so. Further, ARCT IV was a non-traded REIT until January 3, 2014, when it merged with and into ARCP. ARCT IV’s prospectus for its initial public offering provided that ARCT IV would seek to consummate a sale or merger by the sixth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT IV achieved a sale or merger within the time it contemplated to do so. Additionally, ARC HT was a non-traded REIT until April 7, 2014, when it listed its shares of common stock on The NASDAQ Global Select Market. ARC HT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the eighth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARC HT achieved a listing on a national securities exchange within the time it contemplated to do so. Further, NYRT was a non-traded REIT until April 15, 2014, when it listed its shares of common stock on the New York Stock Exchange. NYRT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the fifth anniversary of the termination of its initial public offering. By listing its common stock on the New York Stock Exchange, NYRT achieved a listing on a national securities exchange within the time it contemplated to do so. PE-ARC’s prospectus for its initial public offering provided that PE-ARC would seek to consummate a sale or merger by the 5th anniversary of the termination of its initial public offering. PE-ARC completed its offering on February 7, 2014.

The prospectus for each of these other public and programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, PE-ARC, ARCTV and ARC Global have completed their primary offering stages. ARC DNAV, ARC HT II, BDCA, PE-ARC II and ARC HOST are in their offering and acquisition stages. Other than ARCT, ARCT III and ARCT IV, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Adverse Business Developments and Conditions

The net losses incurred by the public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held. With respect to ARCT III for the year ended December 31, 2012, 98% of the net losses were attributable to depreciation and amortization expenses; and for the year ended December 31, 2011, 95% of the net losses were attributable to acquisition and transaction related expenses. With respect to ARCT IV for the year ended December 31, 2013, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2012, 91% of the net losses were attributable to acquisition and transaction related expenses. With respect to PE-ARC for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses; for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to acquisition and transaction related expenses and general and administrative expenses. With respect to ARC HT for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses and for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses. With respect to ARCT V for the year ended December 31, 2013, the entire net loss was attributable to acquisition and transaction related expenses. With respect to NYRT for the years ended December 31, 2013, 2012 and 2011, the net loss was attributable to depreciation and amortization expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses.

As of December 31, 2013, our sponsor’s public programs have purchased 4,121 properties. From 2008 to 2013, our sponsor’s programs referenced above have experienced a non-renewal of 91 leases, 81 of which have been leased to new tenants. Additionally, during this time our sponsor’s programs have experienced a renewal of 141 leases. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Summary of Our Operating Partnership Agreement

The following disclosure replaces the first sentence under the sub-heading “Special Limited Partner” on page 223 of the Prospectus:

“The special limited partner is entitled to receive subordinated distributions in connection with the sale of the assets of our operating partnership, upon a listing of our common stock on a national securities exchange, other liquidity events and the termination of the advisory agreement.”

Plan of Distribution

The first paragraph under the heading “Volume Discounts” on page 228 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“In connection with sales of certain minimum numbers of shares to a “single purchaser,” as defined below, certain volume, or quantity, discounts resulting in reductions in selling commissions payable with respect to such sales are available to investors. In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor.”

The last two paragraphs under the heading “Volume Discounts” on page 231 of the Prospectus are hereby replaced in their entirety with the following disclosure.

“California residents should be aware that quantity discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968. Pursuant to this Rule, quantity discounts can be made available to California residents provided that there is compliance with all of the following six (6) conditions:

•	there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;
•	all purchasers of the shares must be informed of the available quantity discounts;

•	the same quantity discounts must be allowed to all purchasers of all shares which are part of the offering;
•	the minimum amount of shares on the purchase of which quantity discounts are allowed cannot be less than $10,000;
•	the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and
•	the applicant for qualification of the securities justifies allowance of the proposed quantity discounts by a showing that the aggregate amount thereof does not exceed, and that the measure of such discounts is reasonably related to, the saving of selling expense to be achieved in the sale of the quantities of securities for which such discounts are allowed.

Accordingly, quantity discounts for California residents will be available in accordance with the above table of uniform discount levels based on dollar quantity of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.”

The third sentence under the heading “Subscription Process” on page 231 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may complete and sign the multi-offering subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

How To Subscribe

The second sentence of the second bullet under the section “How to Subscribe” on page 233 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Alternatively, unless you are an investor in Alabama, Arkansas, Kentucky, Maryland, Massachusetts, Nebraska, North Carolina or Tennessee, you may wish to complete the execution copy of the multi-offering subscription agreement, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that you have received the relevant prospectus(es) and meet the requisite criteria and suitability standards for any such other product(s).”

Incorporation of Certain Information by Reference

The section “Incorporation of Certain Information by Reference” on page 236 is hereby replaced with the following disclosure:

“We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s web site at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 13, 2014.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 9, 2014.
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 8, 2014.
•	Current Reports on Form 8-K, filed with the SEC on June 3, 2014, June 23, 2014 and September 10, 2014.

We will provide to each person to whom this prospectus is delivered, including any beneficial owner, a free copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus, upon written or oral request. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at One Beacon Street, 14th Floor, Boston, MA 02108, 1-877-373-2522, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Subscription Agreements

The form of subscription agreement contained in Appendix C-1 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 6 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the revised form of multi-offering subscription agreement attached to this Supplement No. 6 as Appendix C-2. The revised form of multi-offering subscription agreement supersedes and replaces the prior form of multi-offering subscription agreement contained in the Prospectus.

APPENDIX C-1

Realty Finance Trust, Inc.

ARC Realty Finance Trust, Inc.
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE.
IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **ARC Realty Finance Trust, Inc. ("ARC RFT")**
▸ State in which sale was made: ______

☐ Initial Investment
☐ Additional Investment:
Acct# ______________

Investment Amount

$ ______________________
▸ *$2,500 minimum investment*
▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.
☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC RFT (except ARC RFT investors in PA), make checks payable to:** ARC Realty Finance Trust, Inc.
  - **For ARC RFT investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for ARC Realty Finance Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual** – *One signature required & initial.*
☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
☐ **Tenants in Common** – *All parties must sign & initial.*
☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.*
State of ______ Custodian for ____________________
☐ **Estate** – *Personal representative signature required.*
Name of Executor: ____________________
Include a copy of the court appointment.
☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ____________________
☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
☐ **Transfer on Death**[(1)] – *Must complete separate Transfer on Death Registration Form.*
☐ **Other** (Specify) – ____________________
Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA*** – *One signature required.*
☐ **Roll-Over IRA*** – *One signature required.*
☐ **Roth IRA*** – *One signature required.*
☐ **KEOGH Plan*** – *One signature required.*
☐ **Simplified Employee Pension/Trust (S.E.P.)***
☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
☐ **Other** (Specify) – ____________________

** Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

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3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: | ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________

City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):______________

Account No. (required):______________

☐ Foreign national identity documents Bank Name (required):______________

Phone No. (required):______________

Number for the document checked above and country of issuance: ______________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

ARC REALTY FINANCE TRUST, INC.

▸ *I hereby subscribe for Shares of ARC Realty Finance Trust, Inc.and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.*

* *Alabama and Ohio investors cannot participate in the Automatic Purchase Plan.*

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by ARC Realty Finance Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

3 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize ARC Realty Finance Trust, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______

Mailing Address ______

City, State, Zip ______

Account # ______

Bank's ABA/Routing # ______

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **ARC Realty Finance Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from ARC Realty Finance Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to ARC Realty Finance Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if ARC Realty Finance Trust, Inc. is unable to obtain a valid e-mail address for me, ARC Realty Finance Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______ Date (mm/dd/yyyy) ______

Co-Owner Signature (if applicable) ______ Date (mm/dd/yyyy) ______

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______

Your e-mail address will be held in confidence and used only for matters relating to your investments.

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C-1-4

C-1-5

C-1-6

C-1-7

C-1-8

C-1-9

C-1-10

APPENDIX C-2

ARC Global	ARC DailyNAV	ARC-HTII	ARC Retail	ARC RFT	BDCA	Grocery Center REIT II	ARC Hospitality	NYC REIT

EFFECTIVE JULY 9, 2014
PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

MULTI-OFFERING SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, MARYLAND, MASSACHUSETTS, NEBRASKA OR TENNESSEE MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING.
IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

9

C-2-1

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus and Section 6 for details.

* *Retail shares are sold to the public through broker dealers and are subject to applicable selling commissions and dealer manager fees (see prospectus for details).*

** *Institutional shares are sold through RIAs and broker dealers that are managing wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details).*

Investment		Investment Amount
☐ **American Realty Capital Global Trust, Inc. ("ARC Global")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV")** ▸ State in which sale was made: ______	☐ Initial Investment: ☐ *Retail** *(or)* ☐ *Institutional*** ☐ Additional Investment ☐ *Retail** *(or)* ☐ *Institutional*** Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital – Retail Centers of America, Inc. ("ARC Retail")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **ARC Realty Finance Trust, Inc. ("ARC RFT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$1,000 minimum investment*
☐ **Phillips Edison - ARC Grocery Center REIT II, Inc. ("Grocery Center REIT II")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Hospitality Trust, Inc. ("ARC Hospitality")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York City REIT, Inc. ("NYC REIT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC Global, ARC Daily NAV** *(except ARC Daily NAV investors in PA)*, **ARC-HT II, ARC Retail, ARC RFT** *(except ARC RFT investors in PA)*, **BDCA, Grocery Center REIT II** *(except Grocery Center REIT II investors in PA)*, **ARC Hospitality** *(except ARC Hospitality investors in PA, OH and WA)* **and NYC REIT make checks payable to the respective offering:** American Realty Capital Global Trust, Inc. (or) American Realty Capital Daily Net Asset Value Trust, Inc. (or) American Realty Capital Healthcare Trust II, Inc. (or) American Realty Capital – Retail Centers of America, Inc. (or) ARC Realty Finance Trust, Inc. (or) Business Development Corporation of America (or) Phillips Edison - ARC Grocery Center REIT II, Inc. (or) American Realty Capital Hospitality Trust, Inc (or) American Realty Capital New York City REIT, Inc.
  - **For ARC Daily NAV investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.
  - **For ARC RFT investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for ARC Realty Finance Trust, Inc.
  - **For Grocery Center REIT II Investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for Phillips Edison-ARC Grocery Center REIT II, Inc.
  - **For ARC Hospitality Investors in OH, PA, and WA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Hospitality Trust, Inc.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual** – *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
- ☐ **Tenants in Common** – *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.* State of ______ Custodian for ______
- ☐ **Estate** – *Personal representative signature required.* Name of Executor: ______ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ______
- ☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ______ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA*** – *One signature required.*
- ☐ **Roll-Over IRA*** – *One signature required.*
- ☐ **Roth IRA*** – *One signature required.*
- ☐ **KEOGH Plan*** – *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
- ☐ **401(k)** *(Only available for ARC Daily NAV)*
- ☐ **Other** (Specify) – ______

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/Investors is required for investment through these types of accounts.

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EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete Form W-9 in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete Form W-9.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ____________________
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):____________

Account No. (required):____________

☐ Foreign national identity documents Bank Name (required):____________

Phone No. (required):____________

Number for the document checked above and country of issuance: ____________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

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EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5 Distributions

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Global Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust II, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

▸ *I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

ARC REALTY FINANCE TRUST, INC.

▸ *I hereby subscribe for Shares of ARC Realty Finance Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

▸ *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.

▸ *I hereby subscribe for Shares of Phillips Edison - ARC Grocery Center REIT II, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Hospitality Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York City REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

3 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Global Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital – Retail Centers of America, Inc., ARC Realty Finance Trust, Inc., Business Development Corporation of America, Phillips Edison - ARC Grocery Center REIT II, Inc., American Realty Capital Hospitality Trust, Inc., American Realty Capital New York City REIT, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

C-2-4

5a Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______

Mailing Address ______

City, State, Zip ______

Account # ______

Bank's ABA/Routing # ______

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital – Retail Centers of America, Inc.** ☐ **ARC Realty Finance Trust, Inc.** ☐ **Business Development Corporation of America**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to the respective offering(s) as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______ Date (mm/dd/yyyy) ______

Co-Owner Signature (if applicable) ______ Date (mm/dd/yyyy) ______

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6 **IMPORTANT:** Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Maryland, Massachusetts, Nebraska or Tennessee may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, an investors' maximum investment in an Issuer's shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in an Issuer's shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.		

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital Global Trust, Inc. ("ARC Global") Investors Only *(Continued)*:		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in the ARC Global offering.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in ARC Global, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Global and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Texas residents only: A Texas investor must have had, during the last tax year, or estimate that the Texas investor will have, during the current tax year: (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (b) a minimum net worth of at least $250,000. Net worth shall be determined exclusive of home, home furnishings and automobiles. The investor's maximum investment in the ARC Global offering shall not exceed 10% of the investor's liquid net worth.		
Washington residents only: A Washington investor's maximum investment in ARC Global and our affiliates cannot exceed 10% of his or her net worth.		

For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only :		
I/we acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC Daily NAV shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Iowa residents only: An investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $70,000 or (b) a minimum liquid net worth of $350,000. The investor's maximum investment in ARC Daily NAV and ARC Daily NAV affiliates cannot exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in ARC Daily NAV shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan and Pennsylvania residents only: A Michigan or Pennsylvania investor cannot invest more than 10% of his or her net worth in ARC Daily NAV. ARC Daily NAV will not release any Pennsylvania investor proceeds for subscriptions from escrow until it has received an aggregate of $75,000,000 in subscriptions from other jurisdictions.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the ARC Daily NAV offering registered with the Missouri Securities Division.

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C-2-9

C-2-10

6 Continued

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For ARC Realty Finance Trust, Inc. ("ARC RFT") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC RFT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC RFT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC RFT shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobile).		
Iowa residents only: The maximum investment allowable in ARC RFT and its affiliates is 10% of an Iowa investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in ARC RFT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in ARC RFT not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC RFT and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC RFT for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor's liquid net worth shall be invested in the securities registered by ARC RFT for this offering with the Securities Division.		
New Jersey residents only: A New Jersey investor must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in us, shares of our affiliates and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in ARC RFT and its affiliates may not exceed ten percent (10%) of his or her net worth.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in ARC RFT.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in ARC RFT, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs or our Automatic Purchase Plan.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC RFT and its affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Pennsylvania residents only: The maximum investment allowable in ARC RFT for a Pennsylvania investor is 10% of his or her net worth.

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EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in BDCA, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in BDCA, its affiliates and in other non-traded business development companies may not exceed ten percent (10%) of his or her net worth.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
North Dakota residents only: In addition to the general suitability requirements described above, BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in BDCA, shares of its affiliates and in other non-traded business development company programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oklahoma residents only: In addition to the general suitability requirements described above, purchases by Oklahoma investors in BDCA should not exceed 10% of their net worth *(excluding home, home furnishings and automobiles)*.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in BDCA also cannot exceed 10% of the Oregon resident's net worth.		
Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000 or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, "liquid net worth" is determined exclusive of home, home furnishings and automobiles.		

For Phillips Edison - ARC Grocery Center REIT II, Inc. ("Grocery Center REIT II") Investors Only:		
I/we acknowledge receipt of the final Prospectus of Grocery Center REIT II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
If an affiliate of Grocery Center REIT II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
I/we acknowledge that shares are not liquid.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in Grocery Center REIT II shares shall not exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Iowa residents only: The maximum investment allowable in Grocery Center REIT II and its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in Grocery Center REIT II shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a minimum gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the Grocery Center REIT II offering not to exceed 10% of the Kentucky investor's liquid net worth.

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6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
American Realty Capital New York City REIT, Inc. ("NYC REIT") Investors Only *(Continued)*:		
New Mexico and Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico and Ohio investor's aggregate investment in NYC REIT, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in NYC REIT and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE (5) BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN TEN (10) BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute Form W-9 in its entirety in order for the Subscription Agreement to be considered valid for review.*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA.

NOTE: The APP may not be available in certain states for certain products. Please consult the product's individual subscription agreement to confirm.

SIGNATURE OF OWNER AND CO-OWNER (IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION 6A)

In addition, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6B will not constitute an execution of this subscription agreement.

Owner Signature ______________________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) __________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) __________

* *Your ability to sell shares pursuant to the Share Repurchase Program is severely restricted. The Share Repurchase Program may be suspended or terminated at any time, and redemption requests may be rejected for any reason. You may not be able to sell your shares.*

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required

EFFECTIVE JULY 9, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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